Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement/Information Statement/Prospectus and included in this Registration Statement (Form N-14) of Carlyle Secured Lending, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report, included therein, dated March 12, 2024, with respect to the consolidated financial statements of Carlyle Secured Lending III included in its Annual Report (Form 10-K) for the year ended December 31, 2023, into this Registration Statement, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

October 7, 2024